WACHOVIA

News Announcement

                                                      Wachovia Corporation
                                                      Atlanta, VA  30383
                                                      Winston-Salem, NC  27150


For Additional Information:
Donald W. Fulton, Jr., Jefferson Bankshares, 804-972-1115
Paul E. Mason, Wachovia, 910-732-6387
June 10, 1997

FOR RELEASE:  Immediately

              Wachovia, Jefferson Bankshares, Inc. Announce Merger

     Jefferson Bankshares, Inc., the parent of Jefferson National Bank in Charlottesville, Va, and Wachovia Corporation announced the signing of a definitive agreement for a merger between the two companies. The agreement has been approved by the boards of directors of both companies and is subject to the approval of Jefferson Bankshares' shareholders and appropriate regulatory agencies. The merger is expected to close by Oct. 31.

     The agreement will be structured on a purchase accounting basis and provides for a tax-free exchange of .625 share of Wachovia Corporation common stock for each common share of Jefferson Bankshares. Jefferson Bankshares has issued a stock option to Wachovia representing approximately 19.9 percent of Jefferson's outstanding shares. Based on Wachovia Corporation's June 9 closing stock price, the transaction would have a value of approximately $38.83 per share, or an aggregate consideration of $542 million, based on Jefferson Bankshares' 13.95 million common shares outstanding. The merger is expected to have a positive impact on Wachovia's earnings in 1998.

     Wachovia Chief Executive L. M. Baker, Jr. said, "For some time we have been looking at strategic opportunities in attractive markets. Jefferson National is a very strong, well-managed bank located in a number of vibrant Virginia markets. We are excited about the opportunity to join forces with them."

     O. Kenton McCartney, Chief Executive Officer of Jefferson Bankshares, said, "With consolidation taking place throughout the banking industry, many community banks are attempting to align themselves with institutions that can provide customers the broadest array of products and services. Wachovia and Jefferson National are compatible in culture and the desire to provide top-quality service. This merger enables Jefferson National employees to continue to play an important role in meeting the financial services needs of customers and communities we serve."

                                     -more-


Merger Agreement - Page 2


     Following completion of the merger of Jefferson Bankshares and Wachovia, Wachovia will file for regulatory approval to merge Jefferson National Bank into Wachovia Bank, N.A., the principal banking subsidiary of Wachovia Corporation.

     Jefferson Bankshares, headquartered in Charlottesville, Va, had assets of $2.1 billion as of March 31, 1997, and is the fifth largest Virginia-based banking company with 96 offices and 60 ATMs. Jefferson National Bank has the No. 1 deposit share in Charlottesville with additional branch presence in the Tidewater, Richmond, Fredericksburg and Shenandoah Valley areas of Virginia.

     Wachovia Corporation is the 20th largest U.S. banking company with assets of $47.5 billion at March 31. As of the same date, Wachovia had 473 banking offices and 830 ATMs predominately in North Carolina, South Carolina and Georgia. Wachovia opened its first Virginia banking office in Norfolk in 1996 and provides a complete line of middle-market corporate banking, municipal finance, corporate trust, residential mortgage, private banking, sales finance and statewide commercial mortgage services.

     U. S. Banker magazine recently rated Wachovia the No. 1 bank in the country for 1996 among banks with assets of more than $25 billion.


This announcement also is available on PR Newswire. Additional information on Wachovia Corporation and its subsidiaries is available on the Internet at http://www.wachovia.com.